Exhibit 99.1

December 19, 2007

Homeland Energy Solutions, LLC
P.O. Box C
106 West Main
Riceville, IA 50466

Dear Members,

The Board of Directors of Homeland Energy Solutions is pleased to provide you with several updates on the construction of our ethanol production facility. As you know construction on the site is under way as all of the dirt work at the site has been completed and the cement is being poured for the building foundations. Also, our construction and production wells have been drilled. We have poured the cement for the tank bases and the tank farm liner is in place. In order to facilitate the construction process we have constructed an access road off of Quinlan Avenue to be utilized by the construction crews. Additionally, we have received a grant to be used for adding turn lanes to the main plant road off of Highway 24 for safety purposes. You may continue to view pictures of our construction progress by visiting our website at www.homelandenergysolutions.com.

On November 30, 2007 we finalized our debt financing commitment agreement with Home Federal Savings Bank for $94,000,000, consisting of $74,000,000 as term debt, and a $20,000,000 revolving loan. In addition, the agreement provides for a $6,000,000 seasonal revolving line of credit. As part of our financing arrangement we are required to meet loan contingencies throughout the term of the loan and we anticipate satisfying all such conditions. Additionally, we have received conditional approval for a $40 million loan guarantee from the USDA under the Rural Development Program. If we are successful in meeting the conditions, we plan to use the loan guarantee to attract additional debt financing for an integrated ethanol operation, of which the coal gasification energy system would be utilized.

On December 3, 2007 three new directors were appointed to our Board of Directors pursuant to the Special Right of Appointment set forth in Section 5.3(f) of our Operating Agreement. Mr. Steve Retterath appointed Mr. Ed Hatten as well as himself to serve on our Board of Directors. Golden Grain Energy, LLC appointed Ms. Leslie Hansen to serve on our Board of Directors. Board of director meetings have tentatively been scheduled for the first Monday of each month, however meetings will be held as needed in between scheduled meetings to fulfill necessary business transactions.

Enclosed you will find your membership unit certificate(s) representing your ownership interest in Homeland Energy Solutions. Several questions have arisen regarding members ability to sell or trade units. Under our Operating Agreement, certain transfers of units may take place “at any time following the date of Financial Closing.” Now that we have reached Financial Closing, certain transfers of our membership units can take place. We plan to post a bulletin board on our website showing units for sale including the asking price and also listing potential buyers in order to assist members who want to buy or sell their units. Once the bulletin board is posted, you will find detailed instructions on our website, and you may also contact Deanna at the office by calling her at (641) 985-4025 or emailing her at info@homelandenergysolutions.com. She will explain the process and add your offer to sell or offer to buy membership units to the bulletin board. Homeland Energy is not allowed to facilitate transactions amongst its members or outside investors. Thus, the bulletin board is intended to be a mechanism whereby potential buyers and sellers can find each other.

If in the interim time period before our bulletin board is operational you have a proposed transfer of membership units by gift to family members, sale or otherwise, you may contact Deanna and we will determine at that time whether the proposed transfer or trade can be approved. If so, Deanna will assist you with the necessary paperwork. Because of IRS rules for partnerships, various securities rules and provisions in Section 9 of our Operating Agreement, we have very strict transfer guidelines we must follow. Once we have your completed documents and determine the requested transfer of units satisfy all requirements of the IRS, the securities rules and our company’s Operating Agreement, the transfer request will be officially reviewed and approved by our Board of Directors.

Homeland continues to move forward each day. The board is taking the necessary steps to get this plant into production. If you have any concerns please feel free to contact one of the board members or call our office; we would be pleased to answer your questions.

Thank you for your continued support and trust in Homeland Energy Solutions. We wish everyone a safe and happy holiday season!

Respectively,

Your Board of Directors

This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future”, “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”).

•	Changes in our business strategy, capital improvements or development plans;

•	Ability to meet the conditions required for the USDA loan guarantee;

•	Ability to capitalize the construction of the coal gasification energy center;

•	Construction delays and technical difficulties in constructing the plant;

•	Changes in the availability and price of natural gas, corn and coal and the market for distillers grains; and

•	Overcapacity within the ethanol industry.

Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this communication. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speaks only as of the date of this communication. You should read this newsletter with the understanding that our actual future results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.